CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 35 to Registration Statement No. 333-65233 on Form N-4 and Amendment No. 321 to Registration Statement No. 811-05439 on Form N-4 of our report dated March 21, 2024, relating to the statutory basis financial statements of Union Security Insurance Company, appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 333-65233 on Form N-4 and Amendment No. 321 to Registration Statement No. 811-05439 on Form N-4 of our report dated March 21, 2024, relating to the statutory basis financial statements of Union Security Insurance Company, appearing on Form N-VPFS. We also consent to the reference to us under the heading "Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 23, 2024